EXHIBIT 15

September 7, 2010

Ross Stores, Inc.
Pleasanton, California

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Ross Stores, Inc. and subsidiaries for the periods ended July 31, 2010 and August 1, 2009, as indicated in our report dated September 7, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 2010, is incorporated by reference in Registration Statements No. 333-151116, No. 33-61373, No. 33-51916, No. 33-51896, No. 33-51898, No. 33-41415, No. 33-41413, No. 33-29600, No. 333-56831, No. 333-06119, No. 333-34988, No. 333-51478, and No. 333-115836 of Ross Stores, Inc. and subsidiaries, all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/Deloitte & Touche LLP
San Francisco, California

29